Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 26, 2024, in the Registration Statement (Form S-4) and related Prospectus of IPALCO Enterprises, Inc. and subsidiaries for the registration of $400,000,000 of its 5.75% Senior Secured Notes due 2034.

/s/ Ernst & Young LLP
Indianapolis, Indiana
May 24, 2024